EXHIBIT 3.3

Amendment to Colony Bankcorp, Inc. Bylaws

Sections 8.2, 8.4, 8.5 and 8.6 of the Bylaws of Colony Bankcorp, Inc. are hereby amended by deleting said Sections in their entirety and substituting in lieu thereof the following new Sections:

8.2 Certificates; Direct Registration System. Shares of the corporation’s stock maybe certificated or uncertificated, as provided under Georgia law. Any certificates that are issued shall be signed in the name of the corporation by the Chairman of the Board, the Vice Chairman of the Board, the President, or a Vice President and by the Chief Financial Officer, an Assistant Treasurer, the Corporate Secretary, or an Assistant Secretary, certifying the number of shares and the class or series of shares owned by the shareholder. Any or all of the signatures on the certificate may be a facsimile. In case any officer, Transfer Agent, or Registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be with the same effect as if such person were an officer, Transfer Agent, or Registrar at the date of issue. Shares of the corporation’s capital stock may also be evidenced by registration in the holder’s name in uncertificated, book-entry form on the books of the corporation in accordance with a direct registration system approved by the Securities and Exchange Commission and by NASDAQ or any securities exchange on which the stock of the corporation may from time to time be traded.

8.4 Transfer of Shares. Transfers of shares of stock of the corporation shall be made by the Transfer Agent and Registrar on the books of the corporation after receipt of a request with proper evidence of succession, assignment, or authority to transfer by the record holder of such stock, or by an attorney lawfully constituted in writing, and in the case of stock represented by a certificate, upon surrender of the certificate. Subject to the foregoing, the Board of Directors shall have power and authority to make such rules and regulations as it shall deem necessary or appropriate concerning the issue, transfer, and registration of shares of stock of the corporation, and to appoint and remove Transfer Agents and Registrars of transfers.

8.5 Duty of Corporation to Register Transfer. Notwithstanding any of the provisions of Section 8.4 of these Bylaws, the corporation is under a duty to register the transfers of its shares only if:

(a) the share certificate is endorsed by the appropriate person or persons or upon the presentation proper evidence of authority to transfer by the record holder; and

(b) reasonable assurance is given that these endorsements or evidence of the authority to transfer are genuine and effective; and

(c) the corporation has no duty to inquire into adverse claims or has discharged any such duty; and

(d) any applicable law relating to the collection of taxes has been complied with; and

(e) the transfer is in fact rightful or is a bona fide purchaser.

8.6 Lost, Stolen or Destroyed Certificates. Any person claiming a certificate of stock to be lost, stolen, mislaid, or destroyed shall make an affidavit or affirmation of that fact and verify the same in such manner as the Board of Directors may require, and shall, if the Board of Directors so requires, give the corporation, its Transfer Agents, Registrars, and/or other agents a bond of indemnity in form approved by counsel, and in amount and with such sureties as may be satisfactory to the Corporate Secretary of the corporation, before a new certificate (or uncertificated shares in lieu of a new certificate) may be issued of the same tenor and for the same number of shares as the one alleged to have been lost, stolen, mislaid, or destroyed.